Exhibit T3A-6

CERTIFICATE OF AMALGAMATION

Companies Act

Registry Number

3133971

I hereby certify that

3124515 NOVA SCOTIA LIMITED

ANGIOTECH INTERNATIONAL HOLDINGS, INC.

having entered into an amalgamation subsequently approved by Order of the Supreme Court of Nova Scotia, have amalgamated and the name of the amalgamated company is:

ANGIOTECH INTERNATIONAL HOLDINGS, CORP.

and the amalgamation is approved by the Registrar of Joint Stock Companies effective this date and the liability of the members is unlimited.

Karen Richard	March 10, 2006
Deputy Registrar of Joint Stock Companies	Date of Amalgamation

SHAREHOLDERS’ RESOLUTION

ANGIOTECH INTERNATIONAL HOLDINGS, CORP. (THE “COMPANY”)

Pursuant to the Companies Act, the undersigned, being the shareholders of the Company, by signing the foot hereof, adopt the following resolutions and by so doing render the same as valid and effectual as if they had been passed at a meeting of the shareholders duly called and constituted.

WHEREAS the authorized capital of the Company consists of 1,000,000 common shares without nominal or par value;

AND WHEREAS it is desirable that the authorized capital of the Company be increased as provided below;

NOW THEREFORE BE IT RESOLVED as a special resolution of the Company that the authorized capital of the Company be increased by the creation of 99,000,000 common shares without nominal or par value, and to that intent, Article 5 of the Articles of Association of the Company shall immediately following the enactment of this resolution read as follows:

The capital of the company shall consist of 100,000,000 common shares without nominal or par value with the power to divide the shares in the capital for the time being into classes or series and to attach thereto respectively any preferred, deferred or qualified rights, privileges or conditions, including restrictions on voting rights and including redemption, purchase and other acquisition of such shares, subject, however, to the provisions of the Act.

The Secretary of the company is hereby directed to file a certified copy of this resolution at the office of the Registrar of Joint Stock Companies for the Province of Nova Scotia as required by the Companies Act (Nova Scotia).

CERTIFICATE

I hereby certify that the foregoing resolution is a true copy of a Special Resolution duly passed on the 23 day of March, 2006 by being signed by the shareholders of the Company, and that the foregoing Resolution is still in full force and effect.

WITNESS my hand and seal of the Company this 13th day of September, 2006: